EXHIBIT 10 (xviii) (d)

The Boeing Company Performance Award Notice
To: «Name»
BEMS ID: «BEMS_ID»
This Performance Award consists of units that will be paid in either cash or Boeing stock, subject to the Compensation Committee’s (the “Committee”) discretion, if earned at the end of a three-year performance period. Your Performance Award is granted pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the "Plan"), and the award is subject to the terms and conditions of the Plan. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan's terms shall control. A copy of the Plan Summary has been included with this notice.
Overview of Your 2015 Performance Award Grant

Grant Date: «Grant Date»
Number of Units Granted: «Performance Award Units»
Performance Period: «Three Year Performance Period»

1.
Target Value of Performance Awards. The Performance Award target value (or “initial value”) will be based on a multiple of your salary as of December 31, 20XX, with the multiple determined by your executive grade. The target value will be expressed as a number of units (rounded to the nearest unit), each of which has an initial value equal to $100.

2.
Performance Measure. For the 20XX-20XX Performance Period, the performance measure will be three-year cumulative Economic Profit based on the 20XX Long-Range Business Plan. The Compensation Committee retains discretion in calculating actual performance to exclude the impact of extraordinary and/or non-recurring items deemed not reflective of the Company’s core operating performance. Such non-recurring items may include, but are not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles, or “extraordinary items” determined under generally accepted accounting principles (GAAP).

3.
Final Award Determination. Final amounts payable will be determined following the end of the Performance Period. The amount payable may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, 20XX. The final award will range from 0% to a maximum of 200% of the Performance Award target value, as outlined below. There will be straight-line interpolation to determine payouts between minimum and target, and target and maximum.

Level of Performance	Final Performance Award Unit Value	EP Achievement (% of Plan)	Payout Factor (% of Target Award)
Maximum	$200	___%	200%
Target	$100	Plan	100%
Minimum	$0	___%	0%

4.
Continued Employment. Subject to the terms and conditions outlined under section 5, this Performance Award is granted on the condition that you remain employed by the Company from the date of grant through the entire performance period. You will not have any right to payment of any award unless and until all terms, conditions, and provisions of the Performance Award program that affect you have been complied with as specified herein. Your Performance Awards, however, shall not impose upon the Company any obligation to retain you in its employ for any given period or upon any specific terms of employment.

5.
Termination due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, you shall continue to be eligible to participate in the performance period, provided you were on the active payroll on the grant date. Your Performance Award payout will be prorated based on the number of full and partial months spent on the active executive payroll during the three-year performance period. Payment for the award will be made at the same time as payment would have been made had you not had a termination of employment. The term “retirement” means retirement under the conditions that satisfy the terms of the Company’s or subsidiary’s defined benefit pension plan in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. “Disability” here means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

6.
Other Terminations. In the event your employment is terminated prior to payment of the Performance Award for reasons other than those described in section 5, the Performance Award granted hereunder shall immediately be forfeited by you and canceled. This includes termination for cause and resignation.

7.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the performance period which absence extends beyond three full calendar months (including any absence that began before the grant date), your Performance Award payout will be prorated based on the number of full and partial months spent on the active payroll.

8.
Form and Timing of Payment of Performance Awards. Any payment of the Performance Awards shall be made in either cash or shares of Boeing stock, at the Compensation Committee’s discretion. The Performance Award payment shall be made within a reasonable time following the end of the performance period. For certain eligible participants, amounts to be paid in connection with Performance Awards may be deferred in accordance with the Company’s deferred compensation plan then in place.

The Company will deduct from your Performance Award distribution any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any Company subsidiary. In the event of a stock distribution, shares will be in a number equal to the whole number of shares that could be purchased with the total Performance Award cash payout, based on the average of the high and low per share trading prices for the common stock of the Company as reported for the “New York Stock Exchange - Composite Transactions” on the date of distribution, after reduction to pay the applicable withholding amounts. Fractional share values will be applied to Federal tax withholding.

9.
Beneficiaries. A participant may designate one or more beneficiaries to receive Performance Award distributions upon the death of the participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the participant. The form of beneficiary designation shall be determined by the Committee.

10.
Transferability. This Performance Award is not transferable by you, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of this Performance Award shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Award, then your right to the Performance Award shall immediately cease and terminate and you shall promptly forfeit to the Company the Performance Award awarded under this notice.

11.
Successors. All obligations of the Company under the Performance Award program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, or consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

12.
Amendment, Modification and Termination. The Board of Directors (or its delegate) has the authority to amend, modify, or terminate the Performance Award program. No termination, amendment, or modification may adversely affect in any material way any Performance Award previously granted without the written consent of the participant involved.

13.	Clawback Policy. This Performance Award is subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time, which currently provides as follows:
The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.